Exhibit 17.1

November 2, 2009

Board of Directors
Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane
Suite 500 West
Houston, TX 77027

Gentlemen:

Effective immediately, I hereby resign as a member of the Board of Directors of Nevada Gold & Casinos, Inc. (“the Company”).

This resignation is solely for personal reasons and is not in any way related to any dispute, disagreement or issue with the board of directors, management or the external auditors of the Company.

Very truly yours,

/s/ Joseph A. Juliano
Joseph A. Juliano